As filed with the Securities and Exchange Commission on January 20, 2015

Registration No. 333-196496

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post Effective Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

Under

The Securities Act of 1933

PALO ALTO NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-2530195
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4401 Great America Parkway

Santa Clara, California 95054

(408) 753-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark D. McLaughlin

President and Chief Executive Officer

Palo Alto Networks, Inc.

4401 Great America Parkway

Santa Clara, California 95054

(408) 753-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey D. Saper Jon C. Avina Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300	Jeffrey C. True General Counsel Palo Alto Networks, Inc. 4401 Great America Parkway Santa Clara, California 95054 (408) 753-4000

Approximate date of commencement of proposed sale to the public: Not applicable. This post-effective amendment deregisters all of the securities that were unsold under the registration statement as of the date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

DERIGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statement on Form S-3 (the “Registration Statement”) of Palo Alto Networks, Inc. (the “Company”): File No. 333-196496, pertaining to the registration for resale by the selling stockholders named therein (the “Selling Holders”) of 1,556,925 shares of common stock, par value $0.0001 per share, of the Company, which was filed with the Securities and Exchange Commission (the “SEC”) on June 3, 2014.

The Company entered into a Share Purchase Agreement dated March 22, 2014, as amended by that certain Amendment No. 1 to the Share Purchase Agreement, dated as of April 9, 2014, by and among the Company, Palo Alto Networks Holding B.V., a company formed under the laws of the Netherlands and a wholly-owned subsidiary of the Company, Palo Alto Networks (Israel) Ltd. (formerly, Cyvera Ltd.), a company formed under the laws of Israel (“Cyvera”), the shareholders of Cyvera and Shareholder Representative Services LLC, as shareholder representative thereunder (the “Purchase Agreement”). In connection with the Purchase Agreement, the Company agreed to file a registration statement on Form S-3 with the SEC to register the offer and sale of certain shares of the Company’s common stock issued to certain selling stockholders. The Company’s obligations with respect to the registration of shares of common stock have expired, and the Company hereby removes from registration the securities registered but unsold under the Registration Statement, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form S-3 and has duly caused this Post Effective Amendment No. 1 to Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on January 20, 2015.

Palo Alto Networks, Inc.

By:	/s/ Mark D. McLaughlin
Mark D. McLaughlin
Chief Executive Officer and President

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.